Exhibit 5.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com
Telephone: (212) 318-3000
Facsimile: (212) 318-3400
May 26, 2006
Delek US Holdings, Inc.
830 Crescent Centre Drive, Suite 300
Franklin, TN 37067
          Re: Registration Statement on Form S-8
Dear Sirs:
     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Delek US Holdings, Inc., a Delaware corporation (the “Company”), relating to (a) 3,053,392 shares of common stock, par value $0.01 per share (“Common Stock”), issuable under the Company’s 2006 Long-Term Incentive Plan (the “Plan”, and such shares of Common Stock, the “Plan Shares”) and (b) 1,969,493 shares of Common Stock issuable upon exercise of share purchase rights granted in the Employment Agreement, dated as of May 1, 2004, by and between MAPCO Express, Inc., Ezra Uzi Yemin and the Company, as amended (the “Employment Agreement”, and such shares of Common Stock, the “Employment Agreement Shares”).
     As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Plan Shares pursuant to the Plan and the Employment Agreement Shares pursuant to the Employment Agreement; and that the Plan Shares and Employment Agreement Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan or the Employment Agreement, as applicable, will be duly authorized, legally issued, fully paid and non-assessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
Houston • New York • Washington DC • Austin • Dallas • Los Angeles • Minneapolis • San Antonio
Dubai • Hong Kong • London • Munich • Riyadh

Delek US Holdings, Inc.
May 26, 2006

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,
/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.